Exhibit A

                                SERVICE AGREEMENT

           This Service Agreement, effective the 1st day of March, 1999 (the "Agreement"), is by and between Data-Track Account Services, Inc. with a principal place of business located at 160 Holtz Drive, Suite 300, Cheektowaga, New York 14225 (hereinafter "Contractor"); and National Fuel Gas Distribution Corporation (hereinafter "Distribution Corporation") with its principal place of business located at 10 Lafayette Square, Buffalo, New York 14203.

                              W I T N E S S E T H:

           WHEREAS, Distribution Corporation is engaged in providing utility services and desires to retain Contractor to provide the collection services described herein, subject to the terms and conditions as set forth herein; and

           WHEREAS, Contractor is a licensed and certified collection agency engaged in the business of providing collection services on business accounts and desires to provide such services to Distribution Corporation, subject to the terms and conditions of this Agreement.

           NOW THEREFORE, in consideration of the mutual covenants, premises, conditions, and terms to be kept and performed, the parties hereto agree as follows:

           1.  SCOPE OF WORK.  Contractor agrees:
           (a) That it will faithfully attempt to procure payment on accounts which are transferred to it for the purpose of collection. Contractor understands that Distribution Corporation does not warrant the legal enforceability of any of the accounts transferred.

           (b) That in fulfilling its obligations under this contract, it shall provide the necessary personnel, equipment, and material.

           (c) That Distribution Corporation retains sole discretion for the transferability of all accounts to Contractor. Distribution Corporation has no obligation or duty to send accounts to Contractor.

           (d) That it shall obtain written approval from Distribution Corporation before commencing legal action on any account. Before such approval is given, Contractor shall notify Distribution Corporation of the law firm who will be handling the action.

           (e) That only accounts which it submits for legal action are eligible for settlement. All settlement offers must be forwarded to Distribution Corporation for approval.

           (f) That it shall forward to Distribution Corporation a photocopy of all judgments obtained on any account.

           (g) That it shall advance all court costs necessary in pursuit of its collection procedures, which amounts shall be reimbursed to Contractor in accordance with the payment provisions set forth in Section 2 hereof.

           (h) That, upon demand, it will return any account or accounts to Distribution Corporation within twenty (20) days of receipt of said written or oral demand. Upon receipt of demand for return of any account, Contractor shall immediately cease all collection activity. Contractor understands and agrees that Distribution Corporation may make such demand in its sole and exclusive discretion, with or without reason or cause, and that Contractor shall not be entitled to receive any fee or compensation for accounts demanded to be returned.

           (i) That it will deposit immediately into an escrow account all moneys collected on behalf of Distribution Corporation.

           (j) That on a monthly basis, it will forward all amounts held in this escrow account to Distribution Corporation without any setoff or reduction whatsoever accompanied by a remittance statement prepared in a form and substance satisfactory to Distribution Corporation. Said amounts and report shall be received from Contractor no later than fifteen (15) days following the end of each calendar month.

           (k) That, on a monthly basis, it shall prepare and forward to Distribution Corporation a performance analysis which will summarize the moneys collected and the amounts remaining due on Distribution Corporation's accounts. Such monthly performance analysis shall be prepared in a form and substance satisfactory to Distribution Corporation.

           (l) That, on a bi-annual basis (for the six months ended September 30th and March 31st) it shall prepare and forward to Distribution Corporation a report detailing the status of all accounts held. Such bi-annual report shall be prepared in a form satisfactory to Distribution Corporation.

           (m) That within ten (10) days of the execution of this Agreement, Contractor shall forward to Distribution Corporation samples of all letters being used in the collection of Distribution Corporation's accounts. If Contractor wishes to use any additional collection letters, said letters must be forwarded to Distribution Corporation for prior approval.

           (n) That all records related to Distribution Corporation's accounts shall be available for inspection by Distribution Corporation during normal business hours. All information furnished by Distribution Corporation to the Contractor shall remain the property of Distribution Corporation and shall not be photocopied or used by the Contractor or any third party without the express written permission of Distribution Corporation.


           2.  PAYMENT TO CONTRACTOR:

           (a) Subject to Paragraph 2 (b) below, Distribution Corporation, in consideration for Contractor performing the services set forth herein, agrees to pay Contractor for services "at cost" as defined in Section 13 and related regulations of the Public Utility Holding Company Act of 1935, not to exceed the reasonable cost of performing such services as required by Section 110 of the Public Service Law of New York and Section 2101 of the Pennsylvania Public Utility Code, 66 Pa. C.S.A. 2102.

           (b) All invoices submitted by Contractor shall be sent to the attention of Darryl L. Gorski, Assistant Director, Revenue Recovery, Appletree Business Park, 2875 Union Road, Cheektowaga, New York 14227 or such other person designated by Distribution Corporation.

           (c) Distribution Corporation shall have the right to determine whether such invoices submitted by Contractor are true and accurate only as to the amount of work that is fully and satisfactorily completed.

           3. CERTAIN BENEFITS. It is understood that Distribution Corporation is not required to provide or pay for life, medical, retirement or any other compensation benefits that might be required of Contractor. Included in the amounts payable under this Agreement is an amount available to Contractor for the payment by Contractor for the purchase of the life, medical, retirement and any other compensation benefits required of Contractor by law, rule, order or regulation of any governmental agency or authority.

           4.  TAXES.
           (a) Contractor shall be responsible for the payment of any and all local, state and federal taxes, or other fees, imposed on the amounts made payable to Contractor as a result of the services rendered hereunder.

           (b) Contractor shall be responsible for the withholding and/or payment of any and all applicable local, state and federal employment, payroll and/or income taxes associated with any and all of Contractor's employees. Contractor agrees to indemnify and hold harmless Distribution Corporation for or from any failure, on the part of Contractor, to withhold or remit such applicable taxes.

           (c) Upon request by Distribution Corporation, Contractor shall provide documented proof that the above-referenced taxes were paid, as required.

           5. TERM OF AGREEMENT. This Agreement shall be in effect and continue for an initial period of one (1) year from the effective date indicated above and shall automatically renew for one year terms. Either party shall have the option to terminate this Agreement at any time, for whatever reason, upon thirty
(30) days written notice. In the event that Contractor fails to perform any of the terms and conditions of this Agreement, at the option of Distribution Corporation, the Agreement shall at once cease. Contractor agrees that all moneys collected on behalf of Distribution Corporation and all records furnished by Distribution Corporation under the terms of this Agreement shall be immediately forwarded to Distribution Corporation upon termination of this Agreement or upon Contractor's business failure, bankruptcy, receivership, etc.

           6. INDEPENDENT CONTRACTOR. It is understood and agreed that Contractor in performing all work hereunder, shall be an independent contractor and shall be responsible for accomplishing the results contracted for under this Agreement. As an independent contractor, Contractor is not authorized to make any contract, agreement, warranty or representation on behalf of Distribution Corporation.

           Neither party shall in any way represent that it is an employer, employee, agent, partner or legal representative of the other party. This Agreement creates no relationship of joint venture, partnership, association or employment between Distribution Corporation and Contractor. Distribution Corporation assumes no liability for any oral or written representations made by Contractor. Contractor hereby releases Distribution Corporation from and against any liability for any act or omission concerning any action undertaken by Contractor, or its agents, employees or subcontractors, pursuant to this Agreement.

           7. CONTRACTOR INDEMNITY CLAUSE. Contractor will indemnify and hold Distribution Corporation harmless from and against any and all loss, damage, injury, suits, penalties, costs, liabilities and expenses (including, but not limited to, legal expenses, hearing costs or expert fees) arising out of any claim for loss of or damage to property, including property of Distribution Corporation or Contractor, liability to or death of any person, including an employee of Distribution Corporation or Contractor, proximately caused by Contractor, its officers, employees, subcontractors or other agents, arising out of or asserted against Distribution Corporation in connection with this Agreement or any services to be performed by Contractor or Contractor's agents or subcontractors under this Agreement, including but not limited to failure to comply with federal, state and local regulations applicable to services to be performed hereunder, and any claim for loss resulting from Contractor's breach of the warranties contained in Paragraph 21 hereof.

           8. IRS EMPLOYER ID NUMBER. Throughout the term of this Agreement, Contractor shall provide proof to Distribution Corporation that it has a valid Employer ID Number issued by the IRS. Contractor shall be responsible for all fees, if any, in connection therewith, and shall fulfill and maintain all requirements for such a number.

           9.   PROHIBITION   AGAINST   SUBCONTRACTING.   Contractor  shall  not
subcontract out any of the work to be performed by it under this Agreement without the prior written consent of Distribution Corporation.

           10. WORKING FOR OTHERS. Distribution Corporation hereby affirms that nothing in this Agreement shall limit or restrict Contractor from working for, or with, any other person or entity during or after the term of this Agreement.

           11. TRAINING AND EXPERTISE. Contractor acknowledges that the person or persons performing the work specified in Paragraph 2 has the requisite training and expertise necessary to fully and satisfactorily complete their obligation hereunder. Contractor agrees that if further training or expertise is or becomes necessary or required to fully and satisfactorily complete their obligation that Contractor, or the person or persons employed by Contractor, shall obtain such training or expertise. Contractor further acknowledges that Distribution Corporation shall have no responsibility or duty to provide any such training or expertise for Contractor which may be necessary or required of Contractor in order to fully and satisfactorily complete its obligations, reasonable fees and costs associated with such training shall be payable as part of Contractor's "at cost" payment for services.

           12. QUALITY OF WORK. Contractor warrants that the services to be performed by it hereunder shall be accomplished in a manner consistent with the level of care and skill ordinarily exercised under similar circumstances.

           13. INSURANCE. Contractor shall furnish and maintain insurance coverage, as listed below. Insurance shall be placed with insurance carriers acceptable to Distribution Corporation. Contractor shall maintain this insurance at all times during performance of this Agreement. In addition, if insurance is written on a "claims-made" basis, such insurance shall be maintained by Contractor for a minimum period of three years after the completion of the Agreement. Contractor may elect to extend the discovery period under the existing policy for not less than three years.

           Contractor shall require all subcontractors, to the extent such are permitted, to furnish insurance listed below. Subcontractors shall maintain this insurance at all times during the performance of subcontractor's services. In addition, if insurance is written on a "claims-made" basis, such insurance shall be maintained by subcontractors for a minimum period of three years after the completion of their services. Subcontractors may elect to extend the discovery period under the existing policy for not less than three years.

Contractor  and  any   subcontractor   shall  have  National  Fuel  Distribution
Corporation named as an additional insured under the insurance policies required below.

Insurance Required
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Workers'   Compensation  and  Employers  Liability  Insurance  -  Contractor  or
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subcontractor,  shall maintain  Workers'  Compensation and Employer's  Liability
Insurance of the state in which the services are to be performed.

         a) A Contractor or subcontractor that is a legally permitted and qualified self-insurer in the state in which services are to be performed, may furnish proof that it is such a self-insurer in lieu of submitting proof of insurance.

         b) Contractor shall determine if the work to be performed under this contract requires coverage by any Federal Compensation statutes including, but not limited to, the Longshoremen's and Harbor Workers' Compensation Act or Jones Act and provide such coverage.

         c) The Commercial Umbrella and/or Employer's Liability limits must be in an amount not less than the amount for each accident included in the workers' compensation policy or separately obtained in those states that do not provide employer liability under the workers' compensation policy.

         (d) Fidelity and blanket crime insurance coverage with limits of $100,000 per occurrence.

Commercial  General and Umbrella  Liability  Insurance - Commercial  general and
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umbrella  liability  insurance  with a limit of not less  than  $2,000,000  each occurrence.

Commercial   Umbrella  Liability   Insurance  -  Commercial  umbrella  liability
--------------------------------------------
insurance with a limit of not less than $2,000,000 each occurrence.

Professional Liability Insurance - Professional liability insurance with a limit
--------------------------------
of not less than $1,000,000 each occurrence and aggregate. This is to provide coverage for claims arising out of the performance of professional services under this contract and caused by any error, omission, or negligent act for which Contractor is held liable. Contractor shall maintain this insurance for a minimum period of five years after the completion of the contract.

(The  Professional   liability  insurance   requirement  is  applicable  if  the
Contractor or subcontractor performs professional services for any reason as part of this contract.)

Contractor, or any subcontractor, will not be permitted to bring its employees, materials, or equipment on the site until National Fuel receives from Contractor a copy of acceptable certificates of insurance. Such certificates shall state that the insurance carrier has issued the policies providing for the insurance specified herein, that such policies are in force, that National Fuel is an additional insured under the insurance, and that the insurance carrier will give National Fuel sixty (60) days prior written notice of any material change in, or cancellation of, such policies. If such insurance policies are subject to any exceptions to the terms specified herein, such exceptions shall be explained in full in such certificates. National Fuel may, at its discretion, require Contractor, or any subcontractor, to obtain insurance policies that are not subject to any exceptions.




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FAILURE TO MAINTAIN THE INSURANCE  COVERAGE  PROVIDED HEREIN THROUGHOUT THE LIFE
OF THIS AGREEMENT SHALL CONSTITUTE A BREACH OF THE AGREEMENT. IT IS THE CONTRACTOR'S OBLIGATION TO PROVIDE NATIONAL FUEL WITH CURRENT CERTIFICATES OF INSURANCE.
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           14.  CONFIDENTIALITY.  In  implementing  all phases of this  project,
Contractor,  its  officers,   representatives,   employees,  and  any  permitted
subcontractors (collectively, the "Authorized Persons"), shall maintain all information gathered, developed or communicated to the Authorized Persons by Distribution Corporation in connection with the work performed hereunder (the
"Information")  in  a  confidential   manner,   whether  or  not  identified  as
confidential by Distribution Corporation. Contractor agrees that neither it nor the Authorized Persons will duplicate, distribute, disclose or otherwise provide the Information to anyone without prior written authorization of Distribution Corporation. Upon termination of this Agreement, Contractor agrees to return the information to Distribution Corporation.

           15. COMMUNICATIONS. All notices and other communications under this Agreement shall be deemed effectively made or given if written and delivered to the appropriate party at the addresses specified below.

                  a.       With respect to Contractor:

                             Paul E. Donnelly
                             Data-Track Account Services, Inc.
                             160 Holtz Drive, Suite 300
                             Cheektowaga, NY  14225


                  b.       With respect to Distribution Corporation:

                             Darryl Gorski
                             Revenue Recovery Department
                             National Fuel Gas Distribution Corporation
                             Appletree Business Park
                             2875 Union Road
                             Cheektowaga, New York  14227

           16. AUDIT. Distribution Corporation shall have the right, upon reasonable notice, to examine and audit all of Contractor (and any Subcontractor) billings and all of the backup support data for those billings. Contractor (and Subcontractors) shall make available said information to
Distribution Corporation, upon request, at the office of Contractor or Subcontractor.

           17. COMPLIANCE WITH APPLICABLE LAWS. Contractor agrees to comply with all applicable federal, state and local laws, rules, regulations, administrative and executive orders in its performance under the terms of this Agreement, including but not limited to the following:

           (a)  New York General Business Law, Article 29-H, Sections 600 - 603;

           (b) Fair Debt Collection Practices Act, 15 U.S.C. Section 1692 et seq.

           (c) Pennsylvania Consolidated Statutes, 18 Pa. C.S.A. Section 7311, and 73 Pa. C.S.A. Sections 201-1 to 201-8.

           18. SOCIAL SECURITY AND FAIR LABOR STANDARDS. Contractor covenants and agrees that it and any of its subcontractors are bound by and will observe and perform all duties required under the Social Security Act and the United States Fair Labor Standards Act, and all other applicable local, state, and federal laws, ordinances, and regulations.

           19. EQUAL EMPLOYMENT OPPORTUNITY. The Equal Employment Opportunity clause in Section 202, Paragraphs 1 through 7 of Executive Order 11246 as amended; and Section 503 of Title V, as amended, relative to equal employment opportunity; and Section 12102 of the Americans with Disabilities Acts of 1990 relating to equal employment opportunities; and the implementing Rules and Regulations of the Office of Federal Contracts Compliance are incorporated herein by specific reference.

           20. WARRANTY OF AUTHORITY. Contractor warrants that it is authorized to do business in the State of New York. Contractor further warrants that it is not subject to any non-competition agreement that would be applicable to this Agreement and/or the services to be performed hereunder.

           21. Y2K WARRANTY. CONTRACTOR represents and warrants that all services provided under this Agreement will continue to be provided on a timely basis without interruption from, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and any and all leap years and further provided that such services shall not be interrupted after the date 12/31/99 or as a result of the passage or advent of such date.

           22. NON-WAIVER. Failure of either party to act or exercise his rights under this Agreement upon the breach of any other items, hereof, by the other party shall not be construed as a waiver of such a breach or prevent said party from thereafter enforcing strict compliance with any or all of their terms thereof.

           23. NON-ASSIGNABILITY. This Agreement may not be assigned without the express written consent of the other party. Any attempted assignment without prior written consent shall be wholly void and totally ineffective for all purposes. Furthermore, Contractor agrees not to delegate any obligation which it has under this Agreement without the prior written permission of Distribution Corporation. Any attempted delegation without said permission shall be wholly void and totally ineffective for all purposes.

           24. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York.

           25. ENTIRE AGREEMENT. It is understood that the foregoing represents the entire agreement between the parties hereto. This Agreement shall apply to all accounts presently held by Contractor and shall supersede all prior agreements and understandings between Contractor and Distribution Corporation, whether written or oral, with respect to the subject hereof. Any modification to this Agreement must be agreed upon in writing. If any provision of this Agreement is found to be invalid, void, unenforceable or prohibited by the laws of the State of New York, such invalidation shall not affect the remaining provisions of this Agreement.

           IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement as of the date noted above.

NATIONAL FUEL GAS DISTRIBUTION              DATA-TRACK ACCOUNT
CORPORATION                                 SERVICES, INC.


By:      /s/Joseph F. Kronenwetter            By:    /s/David F. Smith
       -----------------------------               -----------------------------
Name:    Joseph F. Kronenwetter             Name:    David F. Smith
       -----------------------------               -----------------------------
Title:   Asst. Vice President               Title:   Secretary
       -----------------------------               -----------------------------
Date:    March 5, 1999                      Date:    March 8, 1999
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